Filed Pursuant to Rule 433

Registration No. 333-153696

February 4, 2009

PRICING TERM SHEET

Novartis Capital Corporation

4.125% Notes due 2014

Novartis Securities Investment Ltd.

5.125% Notes due 2019

Fully and unconditionally guaranteed by

Novartis AG

4.125% Notes due 2014:
Issuer:	Novartis Capital Corporation

Guarantor:	Novartis AG

Size:	$2,000,000,000

Maturity Date:	February 10, 2014

Coupon:	4.125%

Interest Payment Dates:	February 10 and August 10, commencing August 10, 2009

Price to Public:	99.897%

Benchmark Treasury:	1.75% due January 31, 2014

Benchmark Treasury Yield:	1.898%

Spread to Benchmark Treasury:	+ 225 bp

Yield:	4.148%

Make-Whole Call:	Treasury Rate plus 0.40%

CUSIP:	66989HAA6

ISIN:	US66989HAA68

Trade Date:	February 4, 2009

Expected Settlement Date:	February 10, 2009 (T+4)

Listing:	None

Anticipated Ratings:	Aa2 by Moody’s Investors Service, Inc. AA- by Standard & Poor’s Ratings Services

Joint Book-Running Managers:	J.P. Morgan Securities Inc.
Banc of America Securities LLC
Citigroup Global Markets Inc.
Goldman, Sachs & Co.

Co-Managers:	Barclays Capital Inc.
Credit Suisse Securities (USA) LLC
Morgan Stanley & Co. Incorporated
UBS Securities LLC

5.125% Notes due 2019:
Issuer:	Novartis Securities Investment Ltd.

Guarantor:	Novartis AG

Size:	$3,000,000,000

Maturity Date:	February 10, 2019

Coupon:	5.125%

Interest Payment Dates:	February 10 and August 10, commencing August 10, 2009

Price to Public:	99.822%

Benchmark Treasury:	3.75% due November 15, 2018

Benchmark Treasury Yield:	2.898%

Spread to Benchmark Treasury:	+ 225 bp

Yield:	5.148%

Make-Whole Call:	Treasury Rate plus 0.40%

CUSIP:	66989GAA8

ISIN:	US66989GAA85

Trade Date:	February 4, 2009

Expected Settlement Date:	February 10, 2009 (T+4)

Listing:	None

Anticipated Ratings:	Aa2 by Moody’s Investors Service, Inc. AA- by Standard & Poor’s Ratings Services

Joint Book-Running Managers:	J.P. Morgan Securities Inc.
Banc of America Securities LLC
Citigroup Global Markets Inc.
Goldman, Sachs & Co.

Co-Managers:	Barclays Capital Inc.
Credit Suisse Securities (USA) LLC
Morgan Stanley & Co. Incorporated
UBS Securities LLC

Note:  A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer and the guarantor have filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer and the guarantor have filed with the SEC for more complete information about the issuer, the guarantor and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities Inc. collect at 1-212-834-4533, Banc of America Securities LLC at 1-800-294-1322, Citigroup Global Markets Inc. at 1-877-858-5407 or Goldman, Sachs & Co. at 1-212-902-1171.